TransferTo User Agreement

TransferTo offers a service ("The Service") that allows businesses and individuals to access and resell a range of prepaid products from a single account ("TransferTo Account"). This User Agreement ("Agreement") is a legal agreement between you and TransferTo Inc. ("TransferTo") that governs your use of the Service and your TransferTo Account. Please read it carefully. Access to your TransferTo Account and your use of the Service is subject to your acceptance of all the terms & conditions contained hereinafter.

We may amend this Agreement from time to time by posting a revised version on our website. The revised version will be effective at the time we post it. If the revised agreement contains substantial changes, we will notify you by email.

We may close, suspend, or restrict your access to your TransferTo Account at any time if you violate this Agreement.

1. TransferTo Service and Your Account

TransferTo aggregates immaterial prepaid products and services from third parties and makes them available to businesses and individuals via their TransferTo Accounts.

TransferTo's main Service is to facilitate the sale of prepaid mobile airtime top-ups. Using your TransferTo Account, you can add credit to prepaid mobile phones in your country or abroad on behalf of your customers without having to hold physical inventory or stock.

2. Airtime

Airtime refers to the value credited to a mobile subscriber's prepaid account. The recipient of this airtime may use it according to their respective operator's Terms and Conditions. In most cases, airtime credits may only be used for domestic and international calls, to send text message, or to purchase mobile content.

Airtime credit has a limited validity period, which can vary from operator to operator and on the product that is sold.

The net amount received by a recipient of an airtime top-up may deviate from the product's face value because of the applicability of taxes in the country it is received in.

3. Other Types of Products

From time to time, TransferTo may remove or add to the list of products or services it allows TransferTo Account holders to sell. New products and services will be clearly communicated to you through your Account.

4. Eligibility for Use

Both individuals and businesses may register for a TransferTo Account. In either case, you must provide us with accurate information about yourself and/or your business. You can only sign-up to use the Service on behalf of a legally recognized business if you are authorized to act on behalf of the business and have the authority to bind the business to this Agreement.

5. Unauthorized or Illegal Use

We may decide to suspend your account or restrict your ability to use our Service if we believe that your TransferTo Account has been used for any illegal or criminal purposes. If we reasonably suspect this may be the case, you authorize us to share information about you and any transactions conducted through your Account with law enforcement authorities if they request it.

6. Adding Credit to Your Account

Your TransferTo Account functions on a prepaid basis. This means that you must have enough credit available in your account in order to provide the TransferTo Service to your customers. It's your responsibility to ensure your TransferTo Account Balance has enough credit to cover the costs of the products or services you sell using your Account.

To add credit to your Account, follow directions on your Account home page ("Add Credit"). You agree to bear all costs, including bank charges, resulting from payment transfers. The amount credited to your account will be net of all costs incurred by TransferTo.

Credit added to your Account can only be used to purchase products and services available on your Account. You agree that deposits made to your Account are final and cannot be returned to you.

Once your payment to us has been received, it can take up to five (5) working days to credit your account.

7. Cost of Products and Services

TransferTo will charge you a wholesale price for each product you sell to your customers through your Account. Your Account Balance will be debited the wholesale price for a given product every time you sell this product through your Account. For a list of wholesale prices, refer to Manage Products in your Account.

We reserve the right to change the price we charge you for the products we offer. We will notify you by email at least 24 hours in advance of any change.

8. Service & Maintenance Fee

Usage of your TransferTo Account is subject to a $30 monthly Service & Maintenance Fee. This fee will take effect after the first full calendar month following registration of your Account. This fee will be waived as long as your account is active. An Account is deemed active when at least one (1) successful transaction is conducted within the calendar month using that Account.

9. Retail Prices

By default, all products and services available on your Account carry a Retail Price we consider fair and in line with the market. The Retail Price is the amount that your customer must pay you for the service offered to them through your Account.

You may customize Retail Prices directly from your Account under the "Manage Products" tab. You agree to charge your customers a reasonable amount for the products and services you sell them using your TransferTo Account. You agree not to hold us responsible for complaints you may receive from your customers due to excessive Retail Prices.

In some cases, we may – for legal or commercial reasons – limit the amount you may charge for a given product or service. In these cases, your Account will not allow you to customize retail prices for those products or services.

10. Reports

You may access a full list of transactions conducted through your account by clicking on the "Reports" tab. TransferTo agrees to keep records of your transactions for a period of at least 5 years.

11. Use of the API

Your Account contains information on how to use our Application Programming Interface (API). This API allows you to access our Service using your own application. We take no responsibility for the nature and content of your application.

12. Failures and Outages

You acknowledge that TransferTo Service's is dependent on a large network of service providers that are not under TransferTo's control. From time to time, transactions to these providers may fail.

You acknowledge that TransferTo will not be liable for any outages of the Service due to a service interruption caused by any of TransferTo's providers.

13. Customer Service and Disputes

You are responsible for providing customer service support for your customers. Each transaction conducted using your TransferTo Account contains a unique identifier (ID), which allows you to track the status of a given transaction in Reports.

In case of disputes, or when Reports in your Account provide insufficient information about a given transaction, contact us through the Support Center and include all details of the disputed transaction and any information reasonably necessary to investigate the claim, including your Account user name, transaction ID, and the date of the disputed transaction.

Unless otherwise required by law, an action by you relating to a dispute must commence within five (5) days after the cause of the action accrues.

TransferTo's records will serve as final and conclusive evidence of the status of transaction.

14. Force Majeure

We will not be liable for delays in performing our obligations, or failure to perform any such obligations under this Agreement, if the delay or failure results from circumstances beyond our control, including but not limited to, an Act of God, governmental act, fire, explosion, war, armed conflict of civil commotion.

15. Taxes

You are solely responsible for any tax liability you may incur as a result of your use of the TransferTo Account.

16. Security

We have implemented technical and organizational measures designed to secure your personal information from accidental loss and from unauthorized access, use, alteration, or disclosure. However, we cannot guarantee that unauthorized third parties will never be able to overcome these measure and use your information improperly. You acknowledge that you provide your personal information to us at your own risk.

17. Confidentiality

We hereby undertake to keep confidential all information you share with us through your Account and to use this information solely for the purpose of performing our obligations per the terms of this Agreement.

18. Your Customer's Privacy

By using the Service, you may receive personal information - including mobile phone numbers or account numbers - about your customers or others. You agree to keep such information confidential and only in connection with the Service. You may not use this information for marketing purposes or disclose any such information to a third party unless you receive the express consent of your customer.

19. Intellectual Property

You agree not to use TransferTo's - or TransferTo service and product suppliers' - logo, trademark, or any derivative thereof, in any fraudulent or misleading manner. You also agree not to infringe upon the intellectual property of others through your use of your TranserTo Account.

20. Dormant Accounts

If there is no activity on your account for a period of 12 months, of if your available balance is not sufficient to cover the monthly Service & Maintenance Fee, we will suspend your account and notify you by email to your registered address and give you the option of keeping your Account open by adding credit to your Account. If you do not respond within thirty (30) days, we will automatically close your TransferTo Account and escheat any remaining credit on your Account balance to TransferTo.

21. Closing an Account

You may close your TransferTo Account at any time by contacting TransferTo through your Account's Support Center. You agree to forfeit any credit remaining in your TransferTo Account balance upon closure of your Account.

22. Closure or Suspension of Your Account by TransferTo

We may close, suspend, or restrict your access to your Account at any time and without any prior warning if you violate any of the terms of this Agreement or if we are required to do so to ensure compliance with regulatory or law enforcement authorities.

23. Effect of Closure

We will not be liable to you for compensation, reimbursement, or damages in connection with your use of the Service, or any closure of your Account or suspension of the Service. Suspension or closure of your Account does not relieve you of any obligations to pay any fees or costs accrued prior to the closure and any other amounts owed by you to TransferTo as provided in this Agreement.

24. Limitation of Liability

Except as otherwise expressly stated in this Agreement, in no event shall either party be liable to the other party or any other third party for exemplary, incidental, indirect, special, punitive or consequential damages of any kind, including without limitation loss of profit, loss of use, savings or revenue, arising out of this Agreement.

The exclusions and limitations described above shall not apply where mandatory laws do not allow such exclusions or require higher limits. In such circumstances the minimum limits prescribed by law shall apply.

25. Legal Expenses

Each party shall be liable for their own legal expenses.

26. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of California and you agree to submit to the exclusive jurisdiction of Californian courts.